Exhibit 99.1

STONE ENERGY CORPORATION

Announces Significant Gulf of Mexico Discovery and Updated 2003 Production Guidance

NYSE — SGY
LAFAYETTE, LA. March 31, 2003

        Stone Energy Corporation today announced successful drilling operations on a deep exploratory prospect on South Pelto Block 22. The South Pelto Block 22 OCS-G 18054 No. 2 Well logged 435 net feet of pay in nine sands. Protective casing has been run across the productive interval and drilling operations are ongoing to a planned depth of approximately 18,800 feet MD. After deepening, completing and testing the No. 2 Well, we will determine the number of future delineation wells and the size of production facilities necessary to develop this significant discovery. Drilling and completion costs for the No. 2 Well are expected to total $3.5 million net to Stone. Stone has a 50% WI and a 40.7% NRI in this well.

        As previously announced, Stone expects first quarter 2003 average daily production to total 270-280 MMcfe. Additionally, based on our current capital expenditure budget of $240 million, excluding acquisitions, Stone expects 2003 production to grow 7-10% over 2002’s record annual production of 104.4 Bcfe.

        Stone will be presenting at the Howard Weil Energy Conference in New Orleans, Louisiana on March 31, 2003 at 2:10 pm CST. D. Peter Canty, President and Chief Executive Officer of Stone Energy, will be discussing the Company’s plans and goals for 2003.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.